EXHIBIT 99.2

CORRECTED VERSION

BeiGene Presents Clinical Results of Tislelizumab in Relapsed/Refractory Classical Hodgkin’s Lymphoma at the 60th American Society of Hematology Annual Meeting

Company to Host Investor Meeting and Webcast Today, December 3, at 8 pm PST

BEIJING, China and CAMBRIDGE, Mass., Dec. 03, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the presentation of clinical data from the pivotal Phase 2 trial of its investigational anti-PD-1 antibody, tislelizumab, in Chinese patients with relapsed/refractory (R/R) classical Hodgkin’s lymphoma (cHL). These data were presented in an oral session at the 60th Annual Meeting of the American Society of Hematology (ASH), taking place December 1-4, 2018 in San Diego, CA, and are included in BeiGene’s new drug application (NDA) in China for tislelizumab for the treatment of patients with R/R cHL.

“We set out to address the needs of patients with R/R cHL who have failed to achieve a response or progressed after autologous stem cell transplant (ASCT), or who are not candidates for ASCT, as these patients, unfortunately, have very poor outcomes,” said Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene. “We are excited to report strong results including high complete response (CR) rates from the first registration study for this potentially differentiated anti-PD-1 agent.”

Tislelizumab was discovered by BeiGene scientists, and is being developed globally and in China as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid and hematologic cancers with 11 Phase 3 or potentially registration-enabling studies ongoing or planned to initiate in the near term. The NDA for tislelizumab in China in patients with R/R cHL has been accepted by the China National Medical Products Administration (NMPA, formerly known as CFDA) and granted priority review status.

“In this study, tislelizumab demonstrated an overall response rate (ORR) of 86 percent, including a CR rate of 61 percent. Tislelizumab was also generally well-tolerated by patients with R/R cHL. We are excited by its clinical activity and believe that tislelizumab represents a potential new immunotherapy option for patients in China and elsewhere in the world,” said Yuqin Song, M.D., Ph.D., Associate Professor of Medical Oncology, Deputy Director of the Lymphoma Department at Peking University Cancer Hospital in China, and the presenting author of the study.

Summary of Clinical Results

This single arm, open-label, multi-center, pivotal Phase 2 trial of tislelizumab as a monotherapy in Chinese patients with R/R cHL (ClinicalTrials.gov Identifier: NCT03209973) enrolled 70 patients who failed to achieve a response or progressed after ASCT, or received at least 2 prior lines of systemic therapy for cHL and were not an ASCT candidate. Patients were treated with tislelizumab, dosed at 200 mg intravenously every three weeks. The primary endpoint of the trial is ORR assessed by independent review committee (IRC) using PET-based imaging according to the Lugano Classification 2014.

As of May 25, 2018, 70 patients with R/R cHL were evaluable for efficacy and 53 patients (75.7%) remained on study treatment. Thirteen patients received prior ASCT, and the remaining 57 patients were ineligible for prior ASCT, including 53 for failure to achieve an objective response to salvage chemotherapy, two for inadequate stem cell collection or unable to collect stem cells, and two for co-morbidities. The patients had a median of three prior lines of systemic therapy with a range of 2 to 11. The median study follow-up was 7.85 months (3.4-12.7). Results included:

  The ORR by IRC was 85.7 percent (60/70); the CR rate was 61.4 percent (43/70) and the partial response (PR) rate was 24.4 percent (17/70). Among patients who had received prior ASCT, 92.3 percent (12/13) achieved an objective response, with nine patients (69.2%) achieving a CR;

  The median duration of response (DOR) had not yet been reached. The estimated event-free rates at 9 months were 84 percent;

  Progression-free survival (PFS) data were preliminary and 6-month PFS was estimated at 80 percent. The median PFS had not yet been reached;

  The majority of adverse events (AEs) were grade 1 or 2 in severity. The most frequently reported treatment emergent adverse events (TEAEs) of any grade were pyrexia (52.9%), hypothyroidism (30.0%), weight increased (28.6%), upper respiratory tract infection (27.1%), cough (17.1%), white blood cell count decreased (14.3%), and pruritus (14.3%);

  Grade ≥3 TEAEs occurred in 21.4% of patients. The most frequently reported Grade 3 or higher TEAEs were upper respiratory tract infection (2.9%), and pneumonitis (2.9%);

  Four patients (5.7%) discontinued study drug due to TEAEs, including pneumonitis (n=2), focal segmental glomerulosclerosis (n=1), and organizing pneumonia (n=1); there were no cases of TEAE leading to death; and

  Immune-related AEs reported in more than five percent of patients included thyroid disorder (18.6%), pneumonitis (5.7%), and skin adverse reactions (5.7%).

Investor Webcast:
Date and Time: Monday, December 3, 2018 at 20:00 PST (Tuesday, December 4 at 12:00 China Standard Time)
Webcast:  A live webcast and replay of the event will be available on BeiGene’s investor website, http://ir.beigene.com.

About Classical Hodgkin’s Lymphoma
Hodgkin’s lymphoma is one of the two major types of lymphoma that begin in the lymph nodes and tissues of the lymphatic system. All other lymphomas are classified as non-Hodgkin’s lymphomas. Classical Hodgkin’s lymphoma, the most common form representing about 95 percent of the patients with Hodgkin’s lymphoma, is characterized by the presence of very large cells called Reed-Sternberg cells. There were approximately 2,100 diagnosed cases of Hodgkin’s lymphoma in China in 2012.i Although the cancer can occur in both children and adults, it is most commonly diagnosed in young adults between the ages of 15 and 35 and in older adults over age 50.

About Tislelizumab
Tislelizumab (BGB-A317) is an investigational humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Discovered by BeiGene scientists, tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. The new drug application (NDA) for tislelizumab in China for patients with R/R cHL has been accepted by the China National Medical Products Administration (NMPA, formerly known as CFDA) and granted priority review status. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumors in the United States, Europe, Japan and the rest of world outside Asia.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.ii

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data from clinical trials of tislelizumab and BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes
+1 857-302-5189	+ 1 857-302-5663
ir@beigene.com	media@beigene.com

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i http://globocan.iarc.fr/Pages/fact_sheets_population.aspx

ii ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.